Exhibit 99.1

Contact:	Abaxis, Inc.	Lytham Partners, LLC
	Clint Severson	Joe Dorame, Robert Blum and Joe Diaz
	Chief Executive Officer	602-889-9700
510-675-6500

Abaxis Declares Quarterly Cash Dividend

Union City, California – October 23, 2014 – The Board of Directors of Abaxis, Inc. (NasdaqGS: ABAX), has declared a cash dividend of $0.10 per common share. The dividend will be payable on December 16, 2014 to all shareholders of record at the close of business on November 17, 2014.

Abaxis’ previous quarterly dividend of $0.10 per common share was paid on September 17, 2014. Future dividends will be subject to approval by our Board of Directors.

About Abaxis

Abaxis develops, manufactures, markets and sells portable blood analysis systems for use in any veterinary or human patient-care setting to provide clinicians with rapid blood constituent measurements. The system consists of a compact, 5.1 kilogram (11.2 pounds), portable analyzer and a series of single-use plastic discs, called reagent discs that contain all the chemicals required to perform a panel of up to 13 tests on veterinary patients and 14 tests on human patients. The system can be operated with minimal training and performs multiple routine tests on whole blood, serum or plasma samples. The system provides test results in less than 12 minutes with the precision and accuracy equivalent to a clinical laboratory analyzer. The veterinary business also provides to the animal health and research market a line of hematology instruments for point-of-care complete blood counts (CBC), a specialty instrument to screen for and detect clotting disorders and to measure equine fibrinogen levels, a handheld instrument for the rapid assessment of certain critical care tests and rapid point-of-care tests for Heartworm infections, Parvovirus, Giardia, Ehrlichia and Lyme disease. Abaxis, through its AVRL division, provides routine laboratory testing as well as specialty testing for veterinarians nationwide. For more information, visit http://www.abaxis.com.